Exhibit 21.1

Subsidiaries of Entegris, Inc.

Name of Subsidiary	Jurisdiction
Atcor-JCS Pte Ltd.(1)	Singapore
Electrol Specialities, Inc.	Minnesota
Mykrolis Asia Ltd.	Delaware
Mykrolis Singapore Pte. Ltd.	Singapore
Mykrolis Korea Ltd.	Korea
Mykrolis Pacific Ltd.	Delaware
Mykrolis (Shanghai) Microelectronics Trading Company Ltd.	Peoples Republic of China
Mykrolis-Anapure (Shanghai) Microelectronics Company Ltd.(2)	Peoples Republic of China
Mykrolis B.V.	Netherlands
Mykrolis GmbH	Germany
Mykrolis (UK) Ltd.	United Kingdom
Mykrolis Ireland Ltd.	Ireland
Mykrolis SAS	France
Millipore France Holding Company B.V(3)	Netherlands
Mykrolis MiE SAS	France
Nihon Mykrolis KK	Japan
Entegris Europe GmbH.	Germany
Entegris Ireland Ltd.	Ireland
Entegris Japan Holding KK	Japan
Entegris Japan KK	Japan
Entegris Korea JuShik Hoesa	Korea
Entegris Malaysia Sdn. Bhd.	Malaysia
Entegris Netherlands, Inc.	Minnesota
Entegris Precision Technology Corp.(4)	Taiwan
Entegris SAS	France
Entegris Singapore Pte Ltd.	Singapore
Entegris Taiwan, Inc.	Minnesota
Fluoroware Jamacia Ltd.	Jamaca

(1)	Denotes a joint venture company of which registrant owns 70% of the voting equity

(2)	Denotes a joint venture company of which registrant owns 80% of the voting equity

(3)	Denotes a joint holding company of which registrant owns all of the class B tracking shares, representing 50% of voting equity and all of the capital and income interest in Mykrolis MiE SAS

(4)	Denotes a joint venture company of which registrant owns 50% of the voting equity